Exhibit 10.51

American Retirement Corporation (the “Company”)

Summary of Director and Executive Officer Compensation

I.  DIRECTOR COMPENSATION. Effective as of January 1, 2006, each non-employee member of the Board of Directors will receive an annual cash retainer of $34,000, to be paid in quarterly installments. Each non-employee member of the Board of Directors will also be entitled to receive an annual cash retainer for service on each committee of the Board of Directors. Those members serving on the Executive Committee or Audit Committee will receive an annual committee retainer of $12,000. Those members serving on the Compensation Committee, Nominating and Corporate Governance Committee or Quality Assurance Committee will receive an annual committee retainer of $6,000. The chairs of the Executive Committee and Audit Committee will receive an additional annual cash retainer of $6,000 and the chairs of the Compensation Committee, Nominating and Corporate Governance Committee and Quality Assurance Committee will receive an additional annual cash retainer of $3,000. Effective as of January 1, 2006, members of the Board of Directors will no longer be entitled to receive fees for attending or participating telephonically in board and committee meetings. Directors who are employees of, or paid consultants to, the Company do not receive additional compensation for serving as directors of the Company.

In addition to cash compensation, non-employee directors receive options to purchase shares of common stock pursuant to the Company’s 1997 Stock Incentive Plan. On the date of each annual meeting of the shareholders of the Company, each non-employee director who will continue as a director following such meeting automatically receives an option to purchase 3,000 shares of common stock. Such options vest with respect to all 3,000 shares on the date of the next annual meeting of shareholders. All options automatically granted to a non-employee director enable the optionees to purchase shares of common stock at the fair market value of the common stock on the date of grant. The terms of the options are ten years from the date of grant. The exercise price may be paid in cash, shares of common stock previously owned by the director, or a combination thereof.

II.  EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current base salaries provided to the Company’s Chief Executive Officer and four most highly compensated executive officers.

Executive Officer	Current Salary
W. E. Sheriff	$450,000
Gregory B. Richard	$240,000
Bryan D. Richardson	$240,000
H. Todd Kaestner	$235,000
George T. Hicks	$230,000

In addition to their base salaries, the Company’s Chief Executive Officer and four most highly compensated executive officers are also eligible to:

•
receive cash bonuses under the Company’s Officer’s Incentive Compensation Plan, a copy of which has been filed as Exhibit 10.__ to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	participate in the Company’s long-term incentive program, which currently involves the award of restricted stock and stock options pursuant to the Company’s 1997 Stock Incentive Plan;

•	participate in the Company’s Deferred Compensation Plan and/or Supplemental Executive Retirement Plan;

•	participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs and 401(k) Plan.

ADDITIONAL INFORMATION

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2006 annual meeting of shareholders.